Exhibit 99.2

NEWS RELEASE

For information, contact:

Media – Lisa Martin (713) 309-4890

Investors – Doug Pike (713) 652-7141

Lyondell Announces Financing Plan

Highlights:

•	Public notes offering
•	Tender offer for notes due in 2007
•	Repayment of portion of 7-year term loan
•	Syndication of 5-year revolver and portion of 7-year term loan

HOUSTON (Sept. 5, 2006) – Lyondell Chemical Company (NYSE: LYO) today announced that, as part of a financing plan, it intends to commence a public offering of $1.775 billion of senior unsecured notes on or about Sept. 7, 2006. In addition, Lyondell will begin a cash tender offer today for its approximately $849 million of 9.625 percent senior secured notes due May 1, 2007. The tender offer will be funded with a portion of the proceeds from the new senior unsecured note offering. The remainder of the net proceeds from the note offering will be used to repay a portion of the new 7-year term loan used to finance Lyondell’s Aug. 16, 2006 acquisition of CITGO Petroleum Corporation’s 41.25 percent interest in LYONDELL-CITGO Refining LP.

Lyondell intends to commence the syndication of its new $800 million 5-year revolver and $1.775 billion of its new 7-year term loan on Sept. 7, 2006.

The issuer may file a registration statement (including a prospectus) with the SEC for the bond offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer

Lyondell Chemical Company

www.lyondell.com

and this offering. When filed with the SEC, you may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. You may also access these documents for free on the investor relations page of the registrant’s website at www.lyondell.com. Alternatively, the company will arrange to send you the prospectus after filing if you request it by calling toll-free 1-866-903-7331.

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America’s third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a refiner of heavy, high-sulfur crude oil and a significant producer of gasoline-blending components. Lyondell is a global company operating on five continents and employs approximately 11,000 people worldwide.

FORWARD-LOOKING STATEMENTS

The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of management, and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, Lyondell’s plans, objectives, expectations and intentions and other risk factors. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Lyondell Annual Report on Form 10-K for the year ended December 31, 2005, Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

SOURCE: Lyondell Chemical Company

Lyondell Chemical Company

www.lyondell.com